Part II: Overview & Financial Results – Pedro Arnt

Hello everyone and thank you for joining the call. I am pleased to report another quarter of solid performance in our business. From a top line perspective, Gross Billings ascended to $463 million dollars, growing 25% in USD and 48,1% on an FX neutral basis. On a by country basis gross billings were even stronger in our main countries: 69% for Brazil, 83% for Argentina, and 84% for Mexico, all of these expressed on an FX neutral basis.

From a bottom line perspective, operating losses showed a 61% reduction versus last quarter, at $11 million dollars and break even EBITDA, as we have continued to make progress over the last three months in adjusting our operational and financial model for sustainable profitable growth, despite strong currency headwinds and additional adverse policy changes from carriers in Brazil.

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Before I walk you through the highlights of the quarter, one comment on disclosure; you will notice that many of the metrics we had been sequentially updating in the past will not be covered in the prepared remarks today as they are now included in the accompanying presentation to the third quarter 2018 earnings script.

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Lets begin with our fintech progress report, as it has become a growing area of focus for our organization. Quarterly TPV reached $4.6 billion dollars, a growth of 74% on an FX Neutral basis.

During the quarter, off platform TPV explained 80% of the total incremental TPV, as we increasingly focus our efforts on growing our O2O payments offering, successfully expanding the financial services we offer our merchants, and growing the markets we are currently in. During the month of September, for the first time ever not only Mercado Pago processed more total payment transactions off platform than on MELI’s marketplaces, but total payment transactions surpassed the hundred million mark in a single quarter. This is a testament to the strides we have made growing our fintech ecosystem.

This growth is driven in large part by our mPos business, which continues to fire on all cylinders. During the third quarter, and on a consolidated basis, FX neutral TPV from mPos grew 636% YoY. Going forward, we will remain focused on merchant sign-up as we look to continue growing the number of net new adds to our MPOS solution, which is already robust and forming a large and growing installed base of active merchants processing payments with us. We see this segment as a still underserved and large TAM, that is key to the distribution of most financial products in our fintech portfolio.

We are pleased with the progress in our mobile wallet initiative as well, which has reached an important milestone this quarter, crossing the 1 million monthly active payers mark in a single month. In line with that, active payers grew triple digits in Brazil, Argentina, and Mexico during the quarter. Through the MercadoPago wallet, an individual can set up our mobile wallet within minutes and be able to send peer-to-peer payments, top up his mobile device, pay for utilities, store money, and pay physical world merchants via our growing

QR payments network. As we continue to build greater ubiquity and add more usage cases to our two-sided network, TPV from the mobile wallet on an FX neutral basis is also growing triple digits year on year in Brazil, Argentina, and Mexico.

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This quarter also marked an important breakthrough in in the roll-out of new fintech products, as we launched our Asset Management feature in Argentina. Since its launch, we are enthused to see that asset management users have invested almost 20% of total stored balance, indicating good product market fit from the get go, and increasing our commitment to the regional roll out of this new product not only to individuals, but also to SMB’s that sell on our marketplaces.

We believe these results are indicative of the large market opportunity for this type of service. Unbanked or underbanked users typically struggle with savings products, as they usually do not have the know how to access more sophisticated options, and are generally offered less competitive yields on typical savings accounts. In essence, what makes our asset management product disruptive, is its ability to bring an inclusive and attractive wealth management product to individuals and SMB’s with minimal transaction costs and complexity. Today, if you are a small saver in Latin America there are few avenues to invest your money in, and that bodes incredibly well for us as we are uniquely positioned to change that as we scale out our asset management product.

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Let’s now move to our marketplace business.

Our marketplace business continues to show great resiliency. We delivered solid rates of growth despite increasingly tougher comps and reductions in shipping subsidies we offer. On a consolidated basis, Gross Merchandise Volume reached $3 billion dollars, an FX neutral basis GMV growth of 28% year on year. Excluding Venezuela, FX neutral growth would have been an even stronger robust 38% year on year.

On a market by market basis, Mexico has consolidated as an engine of growth for our business. Since early 2017, we have grown the size of that business by a factor of roughly 2.5 times, as we leverage our depth and breath of selection, fast and free shipping value proposition, and aggressive customer acquisition investments to gain incremental share of wallet from our Mexican buyers. Consequently, Mexico has delivered 7 and 5 consecutive quarters of items growth and FX Neutral GMV above 65.0% YoY respectively. All this, at the same time that we continue to hold our leadership position in brand awareness and reach in Mexico.

Looking at our largest market, Brazil, our marketplace grew FX neutral GMV at 33% YoY, sustaining 12 consecutive quarters of FX neutral GMV growth above 30% YoY on the back of tougher two-year stack comparisons and shipping subsidy reductions we carried out in order to improve monetization rates and unit economics. This is an encouraging datapoint, as in Brazil, according to EBIT, e-commerce is calculated to be growing at roughly 15% YoY on an FX neutral basis, indicating we continue to gain share of overall e-commerce despite the deceleration in our business.

Still on Brazil, and as a result of launching the R$5 flat fee in July for items below R$120, and the restriction on all items worth less than R$6, units sold decelerated to 1% YoY. Although not optimal, this self inflicted deceleration in unit volume comes with the intended benefit of growing average ticket levels, that drive the improved economics for our free shipping program delivered during the quarter. Also important, despite the reduction in sales of low ticket items, GMV per unique buyer continues to grow at a healthy clip both in USD and local currency.

Further south, Argentina continues to maintain momentum both in FX neutral GMV and units sold growth, ascending to 49% YoY for both metrics, as our free shipping & loyalty program gains traction, despite challenging macro and currency trends during the quarter. On free shipping, we are pleased to report that within less than a year of launch of the program, almost 50% of our sales in Argentina are already done with free shipping.

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Let’s now move on to our logistics progress report, another critical building block of our enhanced marketplace vision.

The adoption of our proprietary logistics network is making strides. Exiting the quarter over 15% of the shipments through MercadoEnvios was sent through it, rather than on our dropship network. As we continue to have greater control over the end-to-end shipping experience, we visibly eliminate friction, improve customer satisfaction, and consequently drive greater frequency of use and share of wallet.

Not only is the mix of shipments through our prop network growing, but the efficiency of that network is also improving. Over the last year, we have been able to shorten our lead times by almost 20% on a consolidated basis on our prop network. Brazil is the geography where we observed the greatest improvement as we shortened lead times by 1.9 days versus last year. Additionally we have also improved lead times in Mexico and Argentina, where we saw improvements of approximately 0.5 days in both countries.

We also made meaningful advances in enhancing our dropship network in Argentina where we launched our MELI Flex logistics solution. This application will enable our sellers to adopt proprietary MELI technology and leverage their existing logistics relationships with small carriers to deliver products within hours in large metropolitan areas through our Mercado Envios proprietary logistics network.

One final update on delivery times, a key metric we use internally to gauge service levels. During the quarter, on a consolidated basis, the percentage of items delivered in 48 hours or less increased by 15 percentage points versus last year. Mexico leads the way with almost 80% of the volume being delivered in two days or less, while Argentina and Brazil also continued to improve their share of shipments delivered in that time window.

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Having covered the solid operational KPI’s we delivered this quarter, let’s move on to financials where we have continued taking significant steps to balance our financial model as a result of the unforeseen changes in the cost structure of our logistics operation in Brazil. We feel we have made inroads in our trajectory towards profitability, despite additional pressure during this quarter from unforeseen and large currency devaluations. Going forward we will continue to make changes in shipping subsidies and pricing as we see fit in order to achieve this goal.

On top of the solid growth gross billings growth during the quarter I mentioned at the opening, increased efficiencies in shipping subsidies also drove strong revenue growth on an FX neutral basis. Consolidated net revenues came in at $355 million dollars, accelerating on an FX neutral basis 14 percentage points sequentially, to 58% year on year . Just as with gross billings, on a by country basis net revenues were strong in our main countries: 56% for Brazil, 68% for Argentina, and 168% for Mexico, all of these also expressed on an FX neutral basis.

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Gross profit ascended to $170 million dollars during the quarter, representing 48% of net revenues versus 58% in the third quarter of last year. The year on year margin deterioration is mainly due to the formulaic changes in revenues due to the implementation of ASC 606.

Additionally, net realizable value discounts on mPos devices, warehousing costs, and increasing costs of deploying our infrastructure on public clouds explain the gross margin compression. We have included a detailed breakdown, of these, and also the OPEX margin evolution I am about to cover in the slides that accompany this presentation.

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Operating expenses totaled $181 million dollars, or 51% of revenues versus 49% of revenues during the third quarter of 2017. The contraction in OPEX margin is mainly explained by the revenue recognition changes due to the implementation of ASC 606.

The other drivers of the OPEX margin compression this quarter were attributed to buyer protection payouts, increased loan loss provisions from our credit portfolio, and incremental marketing costs as we invest behind promotional campaigns and online advertising.

As a result, as mentioned earlier, operating losses contracted by 61% versus last quarter to $11 million dollars despite higher free shipping penetration on a sequential basis, as we better optimize free shipping availability with better unit economics.

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Below operating income we saw $15.9 million in financial expenses attributed for the most part to interest accrual on the convertible note we issued this quarter due 2028, and also working capital facilities we took in Argentina, Uruguay, and Chile. Interest income decreased 39.2% year on year to $8.6 million dollars due to the devaluation of the Argentine Peso and also lower float in Argentina.

Our forex line was positive $3.9 million as a consequence of a $5.1 million gain arising from the U.S. Dollar revaluation over our Argentine Peso net liability position in

Argentina, partially offset by a $1.3 million loss arising from the appreciation of the Mexican Peso over our U.S. Dollar net asset position in Mexico.

Consequently, net loss as reported for the third quarter was also lower versus last quarter, ascending to $10.1 million, resulting in basic net loss per share of $0.23 cents.

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That wraps up my strategic review for the quarter. We remain convinced that a key measure of our success will be the value we generate over the long term to our shareholders. This value will come to fruition as a direct consequence of how quickly we solidify and extend our current leadership position in the region. The hurdles and threats we will face to achieve our long term vision are not minor: aggressive, ingenious and well-funded competitors; growth challenges and execution risk, and the need to deploy considerable investments to meet an expanding opportunity in multiple countries. However, not only online commerce and fintech is a huge underpenetrated market, but we feel good about what we have accomplished so far and are even more excited of what we will achieve as we move into 2019 and beyond.

Thank you very much. We can now take your questions.